Exhibit 99.1

Provectus Biopharmaceuticals Releases 2023 Stockholder Letter

KNOXVILLE, TN, January 9, 2023 (GLOBE NEWSWIRE) — Provectus (OTCQB: PVCT) today announced that it had issued a beginning-of-the-year letter for 2023 to the Company’s stockholders, which may be found below.

2023 Letter to Stockholders

Dear Provectus Stockholders,

Thank you for your continued support of Provectus in 2022.

As fellow, longtime shareholders, our leadership team is committed to maximizing the long-term, fundamental value of the Company through the prospective 2023 efforts described below, and other activities at Provectus, by basic medical, translational, and clinical research collaborators, and with key vendor-partners.

Provectus Biopharmaceuticals, Inc. (Provectus or the Company) is a clinical-late-stage biotechnology company headquartered in Knoxville, Tennessee. The Company is developing immunotherapy medicines for different diseases that are based on a class of synthetic small molecule immuno-catalysts called halogenated xanthenes (HXs). Provectus’ lead HX molecule is named rose bengal sodium (RBS). Provectus’ lead clinical-stage indication and primary focus is oncology (i.e., solid tumor cancers). Drug development work at the Company is ongoing on nine (9) clinical development and drug discovery programs (i.e., nine disease areas) that are validating our small molecule HX medical science as an immunotherapy platform and could potentially generate co-development and/or out-licensing opportunities.

●	RBS targets disease in a bifunctional manner:

○	Direct contact may lead to cell death or repair, depending on the disease treated and the concentration of RBS utilized in the treatment, and

○	Initial contact between the molecule and the unit of disease or disorder may then catalyze multivariate immune signaling, activation, and response, which may manifest as stimulatory, inhibitory, or both.

●	RBS may display different therapeutic effects at different concentrations.

●	RBS has been formulated for delivery by several different routes of administration.

●	The Company’s proprietary, patented, pharmaceutical-grade RBS is the active pharmaceutical ingredient (API) (pharmaceutical-grade RBS API) in Provectus’ drug product candidates and preclinical formulations.

The Company is the first entity to advance an RBS API formulation into a clinical trial (such as those studies and trials reported on ClinicalTrials.gov) for the treatment of a disease, and the first to advance a pharmaceutical-grade RBS API formulation into a late-stage/registrational clinical trial1.

Provectus is the first entity, and the only one to date, to successfully, reproducibly, and consistently make pharmaceutical-grade RBS API at a purity of nearly 100%.

The Company’s pharmaceutical-grade RBS resulted from (i) the innovation of a commercial-scale process to synthesize and utilize the RBS molecule into a viable API for commercial pharmaceutical use; (ii) the development of unique chemistry, manufacturing, and control (CMC) specifications for drug substance and drug product candidate manufacturing processes; (iii) the production and multi-year stability testing of multiple lots of drug substance and drug product candidate; (iv) the comprehensive documentation of lot composition and reproducibility; and (v) the review and acceptance of CMC data from these lots by seven (7) different national drug regulatory agencies for use in a prior, multi-country, multi-center Phase 3 randomized control trial (RCT) of Provectus1.

Provectus’ small molecule HX medical science platform comprises:

1.	Three clinical development programs:

1.	Lead indication: Oncology (intratumoral administration),

2.	Dermatology (topical), and

3.	Ophthalmology (topical).

2.	Four in vivo proof-of-concept programs:

1.	Oncology (oral),

2.	Hematology (oral),

3.	Wound healing (topical), and

4.	Animal health: initially oncology (initially intratumoral).

3.	Two in vitro discovery programs:

1.	Infectious diseases and

2.	Tissue regeneration and repair.

In 2023, the Company plans to:

1.	Pursue a regulatory pathway for the treatment of rare disease in-transit melanoma (a distinct sub-population of Stage III cutaneous melanoma) with monotherapy intratumoral, small molecule, cancer immunotherapy PV-10®.

This effort has been utilizing Provectus’ clinical efficacy data from approximately 180 in-transit melanoma (ITM) patients treated with single-agent PV-10, as well as safety data from more than 300 melanoma patients. These data include multi-country, multi-center, early-, mid-, and late-stage clinical trials, expanded access programs2-4, and quality of life study, and a mechanism of immune action study.

●	Our detailed meta-analysis of Provectus’ clinical data, our review and assessment of global clinical guidelines5-8 and competitive landscape for ITM treatment, our discussions with expert clinicians, and other due diligence have spanned several years because ITM only recently has been recognized by expert clinicians as a distinct disease entity. There are distinct differences between the clinical characteristics of ITM and other manifestations of melanoma. ITM diagnosis is specifically associated with an overall poor prognosis and has the potential to be seriously debilitating and life threatening.

●	At a cellular level, the in-transit metastases that comprise and occur in ITM are usually clonally related to a patient’s primary melanoma, which makes them histologically similar; however, unlike the primary melanoma, in-transit metastases lack an epidermal component and are thought to occur when tumor cells are trapped in dermal and subdermal lymphatics between the primary melanoma site and regional lymph nodes. ITM is a unique form of metastasis that is rarely seen in other types of cancer.

●	The Eighth Edition American Joint Committee on Cancer (AJCC) Cancer Staging Manual groups ITM patients with Stage III patients because of similar survival prognosis (i.e., clinical staging); however, AJCC classification recognizes that ITM’s local-regional disease patterns are distinct (i.e., pathological staging).

●	Clinical expertise is essential in managing patients with ITM because it is only by seeing large numbers of ITM patients that a clinician can appreciate the variety of presentations of ITM and appropriately choose and deploy treatment options against the disease.

●	Thus, ITM’s unique clinical presentation and course are what make it a distinct disease and what present distinct challenges for clinicians to manage.

ITM should be characterized as a rare disease, which the Orphan Drug Act defines as a disease or condition that affects less than 200,000 people in the U.S.

●	Based on (i) very limited reporting of ITM incidence rates in biomedical and life sciences literature (e.g., 3.0% to 4.8%)9-11 and (ii) the National Institutes of Health’s National Cancer Institute’s Surveillance, Epidemiology, and End Results (SEER) program estimate for Americans living with melanoma, a preliminary conservative figure for ITM prevalence may range from 41,000 to 66,000 Americans. Arguably, ITM could be considered an ultra-rare disease.

ITM is a disease where local-regional treatment of in-transit metastases (e.g., PV-10-injectable lesions or tumors) matters mechanistically and can be consequential, and for which the unapproved standard of care (SOC) of systemically administered immune checkpoint blockade (CB) has limited data regarding efficacy12.

●	CB registration studies for metastatic melanoma did not prespecify ITM as a subgroup for analysis, and

●	Retrospective reviews of ITM patients treated with CB show responses similar to rates seen in Stage IV patients.

In an efficacy evaluable population of 121 Phase 2 clinical trial and expanded access program patients who received a limited dosing schedule of single-agent PV-10 (88% of whom had ITM) and 744 PV-10-injected lesions, patients achieved a 56% complete response (CR) and 64% objective response rate (ORR) of their PV-10-injected lesions. Time-to-event measures included a median time-to-response of 2.4 months, and median time-to-progression and median time-to-treatment failure that were not reached.13

2.	Design, prepare, and potentially commence a Phase 2/3 RCT of PV-10 plus SOC CB versus SOC CB for the treatment of first-line Stage III cutaneous melanoma.

This effort has been utilizing the Company’s clinical data from an ongoing, multi-cohort, Phase 1b/2 study of the combination of PV-10 and CB, here for the treatment of CB-naïve Stage III melanoma (NCT02557321). One active, immunotherapy drug agent (PV-10) was paired with another (Keytruda® [pembrolizumab]):

●	Patient-level 50% CR and 83% ORR by RECIST 1.1 criteria in 6 subjects; CRs rapidly developed within 15 to 27 weeks,

●	Durable CRs with a median progression-free survival (PFS) that was not reached during the 2-year treatment interval, an 83% PFS rate, and all CRs ongoing after 18 to 36 months of study follow-up, and

●	Patient CRs prognostic of survival, a median overall survival (OS) that was not reached, and a 100% OS rate for CRs that were ongoing after 18 to 36 months of study follow-up.[14]

Improvements to the study’s treatment protocol, including (i) administering local anesthesia to address transient PV-10-injection site pain and (ii) providing PV-10 as needed (pro re nata or PRN) after an initial course of PV-10 treatment (to reinject baseline tumors and/or inject/reinject new tumors until CR), could reasonably achieve higher patient-level CR rates.

These and other Provectus clinical data suggest that the combination of PV-10 and CB could beat monotherapy CB across a variety of endpoints, including amounts and rates of CR, PFS, OS, and ORR.

●	Monotherapy PV-10 has demonstrated activity in Stage III melanoma,

●	PV-10 has shown synergy in combination with CB for both CB-naive Stage III melanoma and CB-naive Stage IV melanoma[15], and

●	CB-naïve Stage III patients receiving monotherapy CB attained a CR of 26%; an ORR of 54%, 1- and 2-year PFS rates of 48% and 36%, and 1- and 2-year OS rates of 85% and 64%[12].

We plan to design, prepare, and potentially commence a Phase 2/3 RCT of the combination of PV-10 and SOC CB versus SOC CB for the treatment of first-line (i.e., CB-naïve) Stage III melanoma. The potential effect size of the PV-10 combination compared to monotherapy CB may suggest a clinical trial sample size of between 50 and 100 patients (randomized 1:1), which may be sufficient to demonstrate or trend towards statistical significance for a primary endpoint of patient-level CR and secondary endpoints of PFS, OS, and patient-level ORR (CR, PFS, and ORR by RECIST 1.1). Biostatistical data from the Phase 2 portion of this prospective study would inform and power the registrational Phase 3 portion.

Success of the Phase 2 trial (i) could be among the first or the first combination therapy to beat monotherapy CB, (ii) may delineate a viable regulatory pathway, (iii) may potentially catalyze a collaboration with a commercial pharmaceutical company that has an anti-PD-(L)1 drug, and/or (iv) potentially lead to an increase of the Company’s enterprise value that potentially may allow Provectus to raise investment capital at higher share prices.

3.	Read out preclinical data from sponsored research programs in different disease areas.

We expect research collaborators at several different academic medical institutions to read out data to us from their preclinical research work under new and existing sponsored research and testing agreements. They may also present and/or publish their findings at medical conferences and in peer-reviewed medical journals, respectively.

Provectus’ existing research collaborations include:

●	Moffitt Cancer Center in Tampa, Florida (oncology),

●	The Rockefeller University in New York, New York (dermatology),

●	The Cumming School of Medicine at the University of Calgary in Alberta, Canada (oncology, hematology, vaccines, and infectious diseases), and

●	The University of Tennessee Health Science Center in Memphis (infectious diseases).

The Company’s new collaborations that were established in 2022 include:

●	The College of Veterinary Medicine at the University of Tennessee in Knoxville (animal health),

●	Bascom Palmer Eye Institute at the University of Miami in Florida (ophthalmology),

●	The University of Texas Medical Branch in Galveston (wound healing), and

●	The University of Nevada, Las Vegas (tissue regeneration and repair).

We undertake Provectus’ basic medical, translational, and clinical research in a distributed network manner. Different researchers and/or clinicians pursue different medical scientific hypotheses of RBS’ therapeutic potential in different disease areas based on their area of expertise and in consultation with Provectus. We emphasize the observations and conclusions of one researcher, and Provectus’ knowledge and prior experience, in one disease area with other researchers in other disease areas. Furthermore, we encourage collaboration between our various researchers to assist Provectus in building the Company’s medical science platform and associated drug pipeline.

Our work to oversee and facilitate the regular connectivity of this distributed research network endeavors to affirm that outcomes are, or are not, mechanistically consistent. Our research collaborators and we are working to show that RBS’ bifunctional targeting of disease (i.e., direct contact between RBS and disease potentially leading to cell death or repair; such contact then potentially catalyzing multivariate immune signaling, activation, and response) is, or is not, consistent from one disease area to another.

Provectus’ capital raising efforts will continue in 2023. We will try to seek investment at valuations that support the fundamental Company value that our leadership team believes it has built since 2017.

In 2022, Provectus achieved the following:

1.	Six (6) presentations at five (5) medical conferences for the treatment of different cancers:

1.	Neuroendocrine tumors (NET) metastatic to the liver (mNET) refractory to somatostatin analogs and peptide receptor radionuclide therapy (NCT02693067) at the annual conference of the European Neuroendocrine Tumor Society (ENETS): “Phase 1 study of Intralesional (IL) rose bengal (PV-10), an investigational autolytic immunotherapy” (oral presentation),

2.	High-risk and refractory adult solid tumor cancers (preclinical) at the annual meeting of the American Association for Cancer Research (AACR): “Identification and In Vivo Validation of Unique Anti-Oncogenic Properties and Mechanisms Involving Protein Kinase Signalling and Autophagy Mediated by the Investigational New Agent PV-10” (poster),

3.	Uveal melanoma (UM) metastatic to the liver (mUM) (NCT00986661) at the American Society of Clinical Oncology (ASCO) annual meeting “Metabolic complete responses (mCR) in metastatic uveal melanoma (mUM) patients treated with image-guided injection (IGI) of PV-10” (poster),

4.	mUM at the 20th Congress of the International Society of Ocular Oncology (ISOO):

■	“A phase 1 study of percutaneous autolytic rose bengal disodium for metastatic uveal melanoma patients with hepatic metastases” (oral), and

■	“Metabolic complete responses (mCR) in metastatic uveal melanoma (mUM) patients treated with image-guided injection of PV-10” (oral), and

5.	CB-naïve Stage III cutaneous melanoma (NCT01223415) at Melanoma Bridge: “Response for combination of PV-10 autolytic immunotherapy and immune checkpoint blockade in stage III cutaneous melanoma” (poster) (video oral communication).

2.	Journal publication of preclinical research on pharmaceutical-grade RBS against Gram-positive bacteria: “Antibacterial Activity of Pharmaceutical-Grade Rose Bengal: An Application of a Synthetic Dye in Antibacterial Therapies.”

3.	Receipt of two patent awards from the United States Patent and Trademark Office (USPTO):

1.	Composition and Methods for Treating Hematologic Cancers (11,419,844), which expires in December 2040, and

2.	Combination of Local and Systemic Therapies for Enhanced Treatment of Dermatologic Conditions (11,426,379), which expires in November 2038.

4.	Publication of three patent applications on the USPTO website:

1.	Combination of local and systemic immunomodulative therapies for enhanced treatment of cancer (17/382,943),

2.	Halogenated Xanthenes as Immune Adjuvants (17/488,430), and

3.	Combination of Local and Systemic Therapies for Enhanced Treatment of Dermatologic Conditions (17/466,600).

5.	Expanded three existing sponsored research collaborations:

1.	The Rockefeller University for dermatology,

2.	The University of Tennessee Health Science Center for infectious diseases, and

3.	The University of Calgary for hematology.

6.	Initiated four new sponsored research collaborations:

1.	The University of Tennessee (the College of Veterinary Medicine) for animal health,

2.	The University of Miami (the Ophthalmic Biophysics Center of Bascom Palmer Eye Institute) for ophthalmology,

3.	The University of Texas Medical Branch for wound healing, and

4.	The University of Nevada, Las Vegas for tissue regeneration and repair.

7.	Discovered that PV-10 may be an immune adjuvant in vaccines for cancer and viruses to improve immune response upon vaccination (the University of Calgary).

8.	Synthesized a second HX molecule: 4,5,6,7-tetrabromo-3′,6′-dihydroxy-2′,4′,5′,7′-tetraiodo-3H-spiro[isobenz- ofuran-1,9′-xanthen]-3-one.

9.	Added Aru Narendran, MD, PhD to the Company’s Scientific Advisory Board.

10.	Entered into an option agreement with the University of Miami for an exclusive worldwide license of intellectual property for the use of a photodynamic antimicrobial therapy medical device in combination with Provectus’ pharmaceutical-grade RBS API for the treatment of bacterial, fungal, and viral infections of the eye.

11.	Received the nonproprietary name of rose bengal sodium for Provectus’ pharmaceutical-grade RBS API from the World Health Organization (WHO) Expert Advisory Panel on the International Pharmacopoeia and Pharmaceutical Preparations, and reached the status of recommended International Nonproprietary Names (INN).

12.	Completed chemical analytical work to rigorously and methodically compare and contrast lots of commercial-grade rose bengal from different specialty chemical suppliers with the Company’s pharmaceutical-grade RBS API. Preliminary results indicated that all three commercial-grade rose bengal lots had drastically different rose bengal purity from that represented on their certificates of analysis. One commercial lot also contained gross contaminants not represented on its certificate.

Provectus’ small molecule HX medical science platform and associated drug pipeline possess the potential to shape global healthcare and increase global health equity. We hold dear the vision of making the Company’s immunotherapy medicines, when approved, accessible to the tens of millions of patients around the world who suffer from life-altering diseases that Provectus’ drug product candidates may treat.

Thank you again for your continued support of the Company.

Ed Pershing

Chairman, Board of Directors

Provectus Biopharmaceuticals, Inc.

About Provectus

Provectus Biopharmaceuticals, Inc. is a clinical-stage biotechnology company developing immunotherapy medicines for different diseases that are based on a class of synthetic small molecule immuno-modulators called halogenated xanthenes. Provectus’ lead HX molecule is named rose bengal sodium.

The Company’s proprietary, patented, pharmaceutical-grade RBS is the active pharmaceutical ingredient in the drug product candidates of Provectus’ clinical development programs and the preclinical formulations of the Company’s drug discovery programs. Importantly, Provectus’ pharmaceutical-grade RBS displays different therapeutic effects at different concentrations and can be formulated for delivery by different routes of administration. The International Nonproprietary Names Expert Committee of the World Health Organization selected “rose bengal sodium” for the nonproprietary name of the Company’s API.

RBS may target disease in a bifunctional manner. First, direct contact may lead to cell death or repair depending on the disease being treated and the concentration of Provectus’ RBS utilized in the treatment. Secondly, multivariate immune signaling, activation, and response may follow that may manifest as stimulatory, inhibitory, or both.

The Company believes that it is the first entity to advance an RBS formulation into clinical trials for the treatment of a disease, such as those trials reported on the clinical trials registry ClinicalTrials.gov. Provectus also believes that it is the first and only entity to date to successfully, reproducibly, and consistently make pharmaceutical-grade RBS at a purity of nearly 100%.

Provectus’ small molecule HX medical science platform includes clinical development programs in oncology, dermatology, and ophthalmology; proof-of-concept in vivo drug discovery programs in oncology, hematology, wound healing, and animal health; and preclinical in vitro drug discovery programs in infectious diseases and tissue regeneration and repair.

Information about the Company’s clinical trials can be found at the National Institutes of Health registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.provectusbio.com.

Trademarks

PV-10® is a registered trademark of Provectus, Knoxville, Tennessee, U.S.A.

Keytruda® is a registered trademark of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc. Kenilworth, New Jersey, U.S.A.

References

1.	Provectus’ processes of synthesizing the RBS molecule into pharmaceutical-grade RBS and manufacturing RBS drug substance and PV-10 drug product candidate, the processes’ CMC specifications, and the CMC data from the production of stability lots of drug substance and drug product candidate have been reviewed by multiple national drug regulatory agencies prior to granting clinical trial authorizations for the Company to commence a historical Phase 3 study of PV-10 for the treatment of locally advanced cutaneous melanoma (NCT02288897), including the U.S. Food and Drug Administration (FDA), Germany’s Bundesinstitut für Arzneimittel und Medizinprodukte (BfArM), Australia’s Therapeutic Goods Administration (TGA) under a clinical trial notification, France’s Agence Nationale de Sécurité du Médicament et des Produits de Santé (ANSM), Italy’s Agenzia Italiana del Farmaco (AIFA), Mexico’s Comisión Federal para la Protección contra Riesgos Sanitarios (COFEPRIS), and Argentina’s Administración Nacional de Medicamentos, Alimentos y Tecnología Médica (ANMAT).

2.	Lippey et al. Intralesional PV-10 for in-transit melanoma-A single-center experience. J Surg Oncol 2016 Sep;114(3):380-4.

3.	Read et al. Intralesional PV-10 for the treatment of in-transit melanoma metastases-Results of a prospective, non-randomized, single center study. J Surg Oncol 2018 Mar;117(4):579-587.

4.	Thompson et al. Treatment of in-transit melanoma metastases using intralesional PV-10. Melanoma Res 2021 Jun 1;31(3):232-241.

5.	National Comprehensive Cancer Network. Melanoma: Cutaneous (Version 1.2023). Subscription required.

6.	Michielin et al. ESMO consensus conference recommendations on the management of locoregional melanoma: under the auspices of the ESMO Guidelines Committee. Ann Oncol 2020 Nov;31(11):1449-1461.

7.	What are the most effective treatments of satellite and in-transit metastases? - Cancer Guidelines Wiki.

8.	Alberta Health Services: Management of In-Transit Disease. Effective Date: June, 2019 • Wright et al. Locoregional management of in-transit metastasis in melanoma: an Ontario Health (Cancer Care Ontario) clinical practice guideline. Curr Oncol 2020;27(3):e318-e325.

9.	Wong et al. Natural history and selective management of in transit melanoma. J Surg Oncol 1990 Jul;44(3):146-50.

10.	Read et al. In-transit Melanoma Metastases: Incidence, Prognosis, and the Role of Lymphadenectomy. Ann Surg Oncol 22, 475–481 (2015).

11.	Lawless et al. Clinicopathological Characteristics Predicting Further Recurrence and Survival Following Resection of In-Transit Melanoma Metastases. Ann Surg Oncol (2022) 29:7019–7028.

12.	Nan Tie E, Lai-Kwon J, Rtshiladze MA, et al. Efficacy of immune checkpoint inhibitors for in-transit melanoma. J Immunother Cancer 2020;8:e000440.

13.	Wachter et al. Lesion-Level Response to Single-Agent PV-10 in Stage III Cutaneous Melanoma. Society for Melanoma Research 2021 Congress.

14.	Zager et al. Response for combination of PV-10 autolytic immunotherapy and immune checkpoint blockade in stage III cutaneous melanoma. Melanoma Bridge 2022.

15.	Agarwala et al. A phase 1b study of rose bengal disodium and anti-PD-1 in metastatic cutaneous melanoma: results in patients naïve to immune checkpoint blockade. 2020 European Society for Medical Oncology (ESMO) Virtual Congress.

FORWARD-LOOKING STATEMENTS: The information in this press release may include “forward-looking statements,” within the meaning of U.S. securities legislation, relating to the business of Provectus and its affiliates, which are based on the opinions and estimates of Company management and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking statements. Forward-looking statements are often, but not always, identified by the use of words such as “seek,” “anticipate,” “budget,” “plan,” “continue,” “estimate,” “expect,” “forecast,” “may,” “will,” “project,” “predict,” “potential,” “targeting,” “intend,” “could,” “might,” “should,” “believe,” and similar words suggesting future outcomes or statements regarding an outlook.

The safety and efficacy of the agents and/or uses under investigation have not been established. There is no guarantee that the agents will receive health authority approval or become commercially available in any country for the uses being investigated or that such agents as products will achieve any particular revenue levels.

Due to the risks, uncertainties, and assumptions inherent in forward-looking statements, readers should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof or as of the date specifically specified herein, and Provectus undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except in accordance with applicable securities laws. The forward-looking statements are expressly qualified by this cautionary statement.

Risks, uncertainties, and assumptions include those discussed in the Company’s filings with the Securities and Exchange Commission (SEC), including those described in Item 1A of:

●	The Company’s Annual Report on Form 10-K for the period ended December 31, 2021, and

●	Provectus’ Quarterly Report on Form 10-Q for the period ended September 30, 2022.

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Contact:

Provectus Biopharmaceuticals, Inc.

Heather Raines, CPA

Chief Financial Officer

Phone: (866) 594-5999